PRIMECAP ODYSSEY FUNDS
ADDENDUM TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS ADDENDUM dated as of the 14th day of June, 2010, to the Transfer Agent Servicing Agreement dated as of October 19, 2004 (the "Agreement"), is entered into by and between PRIMECAP ODYSSEY FUNDS, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and USBFS desire to modify the Agreement; and

WHEREAS, Section 9 of the Agreement allows for modification by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Section 9.  Term of Agreement; Amendment is hereby superseded and replaced in its entirety with the following:

Section 9.  Term of Agreement; Amendment

A. This Agreement shall become effective as of October 19, 2004, as amended as of June 14, 2010 and will continue in effect for a term ending on the earliest of (i) April 1, 2013, (ii) the date on which the combined net asset value of the Trust reaches $9 billion, or (iii) the date of termination by the Trust pursuant to Section 9 (B).  Subsequent to April 1, 2013, this Agreement may be terminated by either party at any time without penalty upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by either party without penalty upon the breach by the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust~~,~~ and authorized or approved by the Board of Trustees.

B. Notwithstanding any other provision of this Agreement to the contrary, the Trust may elect to terminate this Agreement at any time prior to the end of the term for any reason, without penalty, upon giving USBFS 120 days notice, in which event the Trust agrees to pay the following fees:

a.	all reasonable fees associated with converting services to successor service provider (not to exceed three months service fees);

b.	all reasonable fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor provider.

c.	all reasonable out-of-pocket costs associated with b. above.

These fees shall not be construed as a penalty under any provision of this Agreement.

Exhibit C, the fees of the Agreement, is hereby superseded and replaced in its entirety with Amended Exhibit C attached hereto.

Exhibit D, Internet Access Services, is hereby added to the Agreement.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PRIMECAP ODYSSEY FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Joel P. Fried	By: /s/ Michael R. McVoy
Title: Co-Chief Executive Officer	Title: Executive Vice President

Amended Exhibit C to the
Transfer Agent Servicing Agreement – PRIMECAP Odyssey Funds

ACCOUNT SERVICES FEE SCHEDULEat April, 2010
Service Charges to the Fund
Shareholder Annual Account Fee
     No Load Open Accounts:
     If the fund group is under 10,000 open accounts - $____ per account
     If the fund group is over 10,000 open accounts - $_____ per account for the first 10,000 accounts, and $____ per account for each additional account
     Closed Accounts - $____/account
     Minimum Annual Fee Per CUSIP - $_____
Included in minimum annual fee per Cusip
    VRU Set Up Fees
    VRU Monthly Maintenance Fee
     Fund Group Set Up Fee
     Report Source (on-line viewing tool)
     New Account Fees
Activity Charges
Shareholder Calls - $___/call for the first 40,000 calls per month, $___ per call thereafter
Financial Transactions -$___/transaction for the first 100,000 calls per month, $___ per call thereafter
Maintenance Transactions - $___/transaction for the first 100,000 calls per month, $___ per call thereafter.
Plus Out-Of-Pocket Expenses – Including but not limited to: telephone toll-free lines, call transfers, mailing, sorting and postage, stationery, envelopes, programming, special reports, insurance, record retention, microfilm/fiche, proxies, proxy services, ACH fees, NSCC charges, lost shareholder search, development/programming, file transmissions (subject to requirements), custom processing, re-processing, and all other out-of-pocket expenses.

Fees are billed monthly.

Internet Access Services
FAN Web
Shareholder internet access to account information and transaction capabilities through a hyperlink at the fund group web site.  Shareholders access account information, portfolio listing fund family, transaction history, purchase additional shares through ACH, etc.
▪FAN Web Premium (Fund Groups over 50,000 open accounts)
−Implementation - $_____ /fund group – includes up to 25 hours of technical/BSA support
−Annual Base Fee - $_____ /year
▪FAN Web Select (Fund Groups under 50,000 open accounts)
−Implementation - $_____ /fund group – includes up to 10 hours of technical/BSA support
−Annual Base Fee - $_____ /year
▪FAN Web Direct (API) – Quoted Separately
▪Customization - $____ /hour
▪Activity (Session) Fees:
−      Inquiry - $____ /event
−      Account Maintenance - $____ /event
−      Transaction – financial transactions, reorder statements, etc. - $____ /event
−      New Account Set-up - $____ /event (Not available with FAN Web Select)
▪Strong Authentication:
$_____/month per active FAN Web ID (Any ID that has had activity within the 180-day period prior to the billing cycle)

Exhibit D to the
Transfer Agent Servicing Agreement – PRIMECAP Odyssey Funds

Internet Access Services

USBFS shall make the following electronic, interactive and processing services (“Electronic Services”) available to the Trust in accordance with the terms of this Exhibit D:

FAN Web – Provides for internet access by shareholders to their shareholder account information and investment transaction capabilities.  Internet service is connected directly to the Trust’s website(s) through a transparent hyperlink.  Shareholders can access, among other information, account information and portfolio listings within the Trust’s Funds, view their transaction history and purchase additional shares through the Automated Clearing House (“ACH”).

1.	Services and Duties of USBFS

USBFS shall:

A.
Make Electronic Services available twenty-four (24) hours a day, seven (7) days a week, subject to scheduled maintenance and events outside of USBFS’s reasonable control.  Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to 3:00 p.m. Central Time.

B.
Provide installation services, which shall include review and approval of the Trust’s network requirements, recommending the method of establishing (and, as applicable, cooperate with the Trust to implement and maintain) a hypertext link between the Electronic Services’ site and the Trust’s website(s) and testing the network connectivity and performance.

C.
Maintain and support the Electronic Services, which shall include providing error corrections, minor enhancements and interim upgrades to the Electronic Services that are made generally available to the Electronic Services’ customers and providing help desk support to provide assistance to the Trust’s employees and agents with their use of the Electronic Services.  Maintenance and support, as used herein, shall not include: (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by USBFS to the Electronic Services’ customers, as determined solely by USBFS; or (ii) maintenance of customized features.

D.
Establish systems to guide, assist and permit End Users (as defined below) who access the Electronic Services’ site from the Trust’s website(s) to electronically perform inquiries and create and transmit transaction requests to USBFS.

E.	Address and mail, at the Trust’s expense, notification and promotional mailings and other communications provided by the Trust to shareholders regarding the availability of the Electronic Services.

F.
Issue to each shareholder, financial adviser or other person or entity who desires to make inquiries concerning the Trust or perform transactions in accounts with the Trust using any of the Electronic Services (an “End User”) a unique personal identification number (“PIN”) for authentication purposes, which may be changed upon an End User’s reasonable request in accordance with policies to be determined by USBFS and the Trust.  USBFS shall require an End User to provide his/her PIN in order to access the Electronic Services.

G.
If applicable, prepare and process new account applications received through the Electronic Services from shareholders determined by the Trust to be eligible for such services.  In connection with such, the Trust agrees as follows:

(1)	to permit USBFS to obtain shareholder bank account information in order to facilitate purchase activity through ACH; and

(2)	the Trust shall be responsible for any resulting gain/loss liability associated with the ACH process unless such liability results from USBFS’s bad faith, negligence or willful misconduct.

H.	Provide an End User with a transaction confirmation number for each completed purchase, redemption or exchange of the Trust’s shares upon completion of the transaction.

I.
Utilize encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions.  In no event shall USBFS use encryption weaker than a 128-bit encryption.  USBFS shall take reasonable actions, including periodic scans of Internet interfaces and the Electronic Services, to protect the Internet website that provides the Electronic Services and related network, against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate anti-virus and instrusion detection software and by adopting such other security procedures as may be necessary.

J.	Inform the Trust promptly of any malfunctions, problems, errors or service interruptions with respect to the Electronic Services of which USBFS becomes aware.

K.
Exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Trust to USBFS in writing from time to time, and all “point and click” features of the Electronic Services relating to shareholder acknowledgment and acceptance of such disclaimers and notifications.

L.
Establish and provide to the Trust written procedures, which may be amended from time to time by USBFS with the written consent of the Trust, regarding End User access to the Electronic Services.  Such written procedures shall establish security standards for the Electronic Services, including, without limitation:

(1)	Encryption/secure transport protocols.

(2)	End User lockout standards (e.g., lockout after three unsuccessful attempts to gain access to the Electronic Services).

(3)	PIN issuance and reissuance standards.

(4)	Access standards, including limits on access to End Users whose accounts are coded for privilege.

(5)	Automatic logoff standards (e.g., if the session is inactive for longer than fifteen minutes).

M.
Provide the Trust with daily reports of transactions listing all purchases or transfers made by each End User separately.  USBFS shall also furnish the Trust with monthly reports summarizing shareholder inquiry and transaction activity without listing all transactions.

N.
Annually engage a third party to audit its internal controls for the Electronic Services and compliance with all guidelines for the Electronic Services included herein and provide the Trust with a copy of the auditor’s report promptly.

2.	Services and Duties of the Trust

The Trust assumes exclusive responsibility for the consequences of any instructions it may give to USBFS, for the Trust’s or End Users’ failure to properly access the Electronic Services in the manner prescribed by USBFS, and for the Trust’s failure to supply accurate information to USBFS.

Also, the Trust shall:

A.
With the assistance of USBFS, revise and update the applicable prospectus and other pertinent materials, such as user agreements with End Users, to include the appropriate consents, notices and disclosures for Electronic Services, including disclaimers and information reasonably requested by USBFS.

B.
Be responsible for designing, developing and maintaining one or more websites for the Trust through which End Users may access Electronic Services. Such websites shall have the functionality necessary to facilitate, implement and maintain the hypertext links to the Electronic Services and the various inquiry and transaction web pages.  The Trust shall provide USBFS with the name of the host of the Trust’s website server and shall notify USBFS of any change to the Trust’s website server host.

C.	Provide USBFS with such information and/or access to the Trust’s website(s) as is necessary for USBFS to provide the Electronic Services to End Users.

D.
Promptly notify USBFS of any problems or errors with the applicable Electronic Services of which the Trust becomes aware, or any changes in policies or procedures of the Trust requiring changes to the Electronic Services.

3.	Additional Representation and Warranty

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the Electronic Services site or Trust’s website(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder.  For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software.  All costs incurred with replacement, including but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

4.	Proprietary Rights

A.
Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other hereunder.  Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only in accordance with the provisions of this Exhibit D.  Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion.  Except in the normal course of business and in conformity with federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

B.
The Trust’s website(s) and the Electronic Services’ site may contain certain intellectual property, including but not limited to, rights in copyrighted works, trademarks and “trade dress” that is the property of the other party.  Each party shall retain all rights in such intellectual property that may reside on the other party’s website(s), not including any intellectual property provided by or otherwise obtained from such other party.  To the extent the intellectual property of one party is cached to expedite communication, such party shall grant to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication.  To the extent that the intellectual property of one party is duplicated within the other party’s website(s) to replicate the “look and feel,” trade dress or other aspect of the appearance or functionality of the first site, that party shall grant to the other a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit D is in effect.  This license shall be limited to the intellectual property needed to replicate the appearance of the first site and shall not extend to any other intellectual property owned by the owner of the first site.  Each party warrants that it has sufficient right, title and interest in and to its website and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.
Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit D and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach.  Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit D, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefore, prohibiting any such breach or threatened breach.  In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.  The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit D.

5.	Compensation

USBFS shall be compensated for providing the Electronic Services in accordance with the fee schedule set forth in Exhibit C of the Agreement.

6.	Additional Indemnification; Limitation of Liability

A.
Subject to Section 2(A), USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE ELECTRONIC SERVICES.  Accordingly, USBFS’s sole liability to the Trust or any third party (including End Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence or otherwise), arising out of the delay of or interruption in the Electronic Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume the Electronic Services as promptly as is reasonably possible.

B.
USBFS shall, at its sole cost and expense, defend, indemnify and hold harmless the Trust and its directors, officers and employees from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) arising out of or relating to: (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret or other proprietary rights based on the use or potential use of the Electronic Services; and (b) the provision of the Trust Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

If an injunction is issued against the Trust’s use of the Electronic Services by reason of infringement of a patent, copyright, trademark or other proprietary rights of a third party, USBFS shall, at its own option and expense, either: (i) procure for the Trust the right to continue to use the Electronic Services on substantially the same terms and conditions as specified hereunder; or (ii) after notification to the Trust, replace or modify the Electronic Services so that they become non-infringing; provided that, in the Trust’s judgment, such replacement or modification does not materially and adversely affect the performance of the Electronic Services or significantly lessen their utility to the Trust.  If in the Trust’s judgment, such replacement or modification does materially adversely affect the performance of the Electronic Services or significantly lessen their utility to the Trust, the Trust may terminate all rights and responsibilities under this Exhibit D immediately on written notice to USBFS.

Because the ability of USBFS to deliver Electronic Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent that such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of the Electronic Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties.  USBFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBFS or its affiliates) or of any third parties involved in the Electronic Services and shall not be liable for the selection of any such third party, unless USBFS selected the third party in bad faith or in a grossly negligent manner.

USBFS shall not be responsible for the accuracy of input material from End Users nor the resultant output derived from inaccurate input.  The accuracy of input and output shall be judged as received at USBFS’s data center as determined by the records maintained by USBFS.

Notwithstanding anything to the contrary contained herein, USBFS shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transaction via the Electronic Services or the consummation of any inquiry or transaction request not actually reviewed by USBFS.

7.	File Security and Retention; Confidentiality

A.
USBFS and its agents shall provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Trust’s data bases, files, and other information provided by the Trust to USBFS for use with the Electronic Services, the names of End Users or End User transaction or account data (collectively, “Trust Files”).  USBFS’s security provisions with respect to the Electronic Services, the Trust’s website(s) and the Trust Files shall be no less protected than USBFS’s security provisions with respect to its own proprietary information.  USBFS agrees that any and all Trust Files maintained by USBFS for the Trust hereunder shall be available for inspection by the Trust’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and shall be maintained and retained in accordance with applicable requirements of the 1940 Act.  USBFS shall take such actions as are necessary to protect the intellectual property contained within the Trust’s website(s) or any software, written materials, or pictorial materials describing or creating the Trust’s website(s), including all interface designs or specifications.  USBFS shall take such actions as are reasonably necessary to protect all rights to the source code and interface of the Trust’s website(s).  In addition, USBFS shall not use, or permit the use of, names of End Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’s delivery of the Electronic Services.

B.
USBFS shall treat as confidential and not disclose or otherwise make available any of the Trust’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS relevant to performing the Electronic Services described in this Exhibit D to the Trust.  USBFS shall instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets.  Upon termination of the rights and responsibilities described in this Exhibit D, for any reason and upon the Trust’s request, USBFS shall return to the Trust, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.
Notwithstanding the above, USBFS shall not have an obligation of confidentiality under this Section with regard to information that: (1) was known to it prior to disclosure hereunder; (2) is or becomes publicly available other than as a result of a breach hereof; (3) is disclosed to it by a third party not subject to a duty of confidentiality; or (4) is required to be disclosed under law or by order of court or governmental agency.

8.	Warranties

EXCEPT AS OTHERWISE PROVIDED IN THIS EXHIBIT D, THE ELECTRONIC SERVICES ARE PROVIDED BY USBFS “AS IS” AND ON AN “AS-AVAILABLE” BASIS, WITHOUT WARRANTY OF ANY KIND, AND USBFS EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ELECTRONIC SERVICES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

9.	Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit D: (i) End Users shall no longer be able to access the Electronic Services; and (ii) the Trust shall return all codes, system access mechanisms, programs, manuals and other written information provided to it by USBFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.